UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ONEOK, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(4)	Date Filed:

David Kyle

Chairman, President, and

Chief Executive Officer

April 29, 2005

Dear Shareholder:

Proxy material for our 2005 annual meeting of shareholders, to be held on Thursday, May 19, 2005, was mailed to you in early April.

As of today, our records indicate that we have not yet received your vote. With the annual meeting only a short time away, it is important that you vote by signing and returning your proxy today to make sure that your shares will be voted at the meeting in accordance with your desires. You may also vote by telephone or over the Internet by following the instructions on your proxy card. We urge you to vote even if you plan to attend the meeting in person. If you own shares in the name of a brokerage firm, your broker cannot vote your shares on proposals two and three unless the firm receives your specific instructions.

The Board of Directors, as set forth in the Proxy Statement previously sent to you, has determined that each of the proposals contained in the proxy materials is in the best interest of the Company and recommends you vote “FOR” each proposal on the proxy card. In particular, we are seeking your approval of a new Equity Compensation Plan which will replace our current Long-Term Incentive Plan. The new plan is necessary to allow us to continue utilizing stock-based incentives as part of our officer and employee compensation strategy. Our Board of Directors recommends you vote “FOR” this proposal.

In the event that your proxy material has been misplaced, we are enclosing for your use a duplicate proxy card and return envelope.

Please disregard this reminder if you already have mailed your proxy card to us. If you have not, please sign and return the enclosed card as soon as possible. Again, you may also vote by telephone or over the Internet by following the instructions on your proxy card. In the event we receive two proxies from you, the one bearing the latest date automatically revokes all prior proxies.

We appreciate your continued support of ONEOK. Thank you for your cooperation.

Sincerely,

David Kyle

100 West Fifth Street • Tulsa, OK 74103-4298

P.O. Box 871 • Tulsa, OK 74102-0871

(918) 588-7930 • Fax (918) 588-7961

Internet: www.oneok.com